Exhibit 4.1










                              AMENDED AND RESTATED

                ROYAL BANK OF CANADA US WEALTH ACCUMULATION PLAN











                  The date of this document is November 1, 2003












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                                TABLE OF CONTENTS

                                                                           Page

SECTION 1        INTRODUCTION

        1.1      General Nature and Purpose of the Plan.......................1
        1.2      Definitions..................................................1
        1.3      Rules of Interpretation......................................3

SECTION 2        DEFERRALS AND DEEMED INVESTMENTS

        2.1      Eligibility..................................................3
        2.2      Election to Voluntarily Defer Compensation...................4
        2.3      Mandatory Deferral of Compensation...........................4
        2.4      Election of Investments......................................4
        2.5      Intra-Plan Transfers.........................................5
        2.6      Company Contributions........................................5

SECTION 3        INFORMATION CONCERNING INVESTMENT ALTERNATIVES

        3.1      Company Common Shares........................................5
        3.2      Plan Interest Rate...........................................7
        3.3      Mutual Funds.................................................7
        3.4      Valuation....................................................7

SECTION 4        VESTING

        4.1      Vesting of Voluntary Deferred Compensation...................7
        4.2      Vesting of Mandatory Deferred Compensation and Company
                   Contributions..............................................7
        4.3      Termination For Cause........................................8
        4.4      Terminations due to Restructuring............................8
        4.5      Forfeitures..................................................8

SECTION 5        DISTRIBUTIONS

        5.1      Distributions................................................8
        5.2      Distribution Dates...........................................9
        5.3      Form of Distributions........................................9
        5.4      Distributions to Beneficiaries..............................10
        5.5      Designation of Beneficiary..................................10
        5.6      Disclaimers by Beneficiaries................................11

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        5.7      Certain Federal Income Tax Consequences.....................11
        5.8      Tax Withholding.............................................12
        5.9      ERISA Matters...............................................12

SECTION 6        SPENDTHRIFT PROVISIONS

SECTION 7        ADMINISTRATION

        7.1      The Committee...............................................13
        7.2      Claims Procedure............................................13
        7.3      Making a Claim..............................................13
        7.4      Requesting Review of a Denied Claim.........................13
        7.5      In General..................................................13

SECTION 8        OTHER ADMINISTRATIVE MATTERS

        8.1      Reporting...................................................14
        8.2      Plan Obligor; Status as Unsecured General Creditors.........14
        8.3      Disclaimer of Employment and Bonus Rights...................14
        8.4      Administrative Expenses of the Plan.........................15
        8.5      No Compensation Under the RBC-U.S.A. Retirement and
                   Savings Plan..............................................15
        8.6      Voting Rights...............................................15
        8.7      Governing Law...............................................15

SECTION 9        AMENDMENT OR TERMINATION

        9.1      Amendments to and Termination of Plan.......................15
        9.2      Merger......................................................15
        9.3      Applicability to Successors.................................15


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                                    SECTION 1
                                  INTRODUCTION

      1.1 GENERAL NATURE AND PURPOSE OF THE PLAN. The Royal Bank of Canada US Wealth Accumulation Plan (the "Plan") is a non tax-qualified, deferred compensation plan pursuant to which a select group of management or highly compensated employees of the Royal Bank of Canada (the "Company") and its Participating Subsidiaries will be offered the opportunity to elect to defer receipt of a portion of their compensation to be earned with respect to the upcoming Plan Year. The Plan is designed to provide an opportunity for such employees to achieve wealth accumulation through employee deferrals, tax-deferred savings and investment options that support long-term savings and allow such employees to share in the Company's growth and profitability. The Plan was formerly known as the RBC Dain Rauscher Wealth Accumulation Plan and was amended and restated effective for the Plan Year beginning on January 1, 2004.

      1.2 DEFINITIONS.

         "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "APPROVED RETIREMENT" shall mean the Separation of a participant (i) who has been an employee of the Company or a Participating Subsidiary for ten
(10) or more years at the time of Separation, (ii) who has entered into a non-competition, non-solicitation and related agreement with the participant's employer in the form then approved by the Committee and (iii) with respect to deferrals made with respect to all Plan Years commencing with 2001, whose age upon Separation is at least 50. Notwithstanding the foregoing, effective January 1, 2004 for participants who are hired on or after January 1, 2004 by the Company or a Participating Subsidiary after they have already attained age 50, "Approved Retirement" shall mean the Separation of such participant (i) whose age and years of employment, when combined, equals 60 and (ii) who has entered into a non-competition, non-solicitation and related agreement with the participant's employer in the form then approved by the Committee. The non-competition agreement required by an Approved Retirement shall require a participant, for a one-year period, to refrain from participating, directly or indirectly, in any business in which the Company or any Participating
Subsidiary, as appropriate, is engaged at the time of such participant's Approved Retirement in any geographic area in which the Company or any Participating Subsidiary, as appropriate, is competing at such time.

         "COMMITTEE"  shall have the  meaning  assigned  to such term in Section
7.1.

         "COMPANY" shall mean Royal Bank of Canada ("RBC"), a Schedule I bank under the Bank Act (Canada) with its corporate headquarters in Toronto, Ontario, Canada.

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         "COMPANY CONTRIBUTIONS" shall have the meaning assigned to such term in
Section 2.6.

         "DEFERRED COMPENSATION" shall mean for each participant, the sum of his or her Voluntary Deferred Compensation and Mandatory Deferred Compensation.

         "DISABILITY" shall mean the disability of a participant as defined in the RBC-U.S.A. Retirement and Savings Plan.

         "ELECTION FORM" shall mean the form setting forth the percentage of a participant's Gross Cash Compensation he or she elects to defer and distribution elections to be made by such participant with respect to his or her Deferred Compensation payable for services to be rendered in any Plan Year, as such form may be modified from time to time by the Committee.

         "FUND  ADDITION  DATE" shall have the meaning  assigned to such term in
Section 3.3.

         "GROSS CASH COMPENSATION" shall mean "Recognized Compensation" as defined in the RBC-U.S.A. Retirement and Savings Plan earned by a participant for services rendered during a Plan Year, whether or not paid in such Plan Year.

         "IN-SERVICE PAYMENT DATE" shall have the meaning assigned to such term in Section 5.2.

         "MANDATORY DEFERRED COMPENSATION" shall have the meaning assigned to such term in Section 2.3.

         "MATCHING THRESHOLD AMOUNT" shall mean an amount of Deferred Compensation determined by the Committee with respect to each Plan Year in excess of which a participant's Deferred Compensation, which is credited to such participant's account, may become eligible for a Company Contribution in accordance with standards and guidelines determined annually by the Committee.

         "MUTUAL FUNDS" shall have the meaning assigned to such term in Section 3.3.

         "MUTUAL FUND PRICE" shall mean, unless otherwise determined by the Committee, the daily reported closing price of an interest in, or units of, the Mutual Funds.

         "NYSE" shall mean the New York Stock Exchange, Inc.

         "PARTICIPATING SUBSIDIARY" shall mean a corporation, now or in the future, affiliated with the Company that adopts, or has adopted, the Plan. No corporation shall become a Participating Subsidiary without prior consent of the Committee, and such participation is subject to such limitations as the Committee may impose.

         "PERSON" shall mean any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.


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         "PLAN" shall mean the Royal Bank of Canada US Wealth Accumulation Plan.

         "PLAN  INTEREST  RATE" shall have the meaning  assigned to such term in
Section 3.2.

         "PLAN OBLIGOR" shall have the meaning assigned to such term in Section 8.2.

         "PLAN YEAR" shall mean in respect of a particular year, the 12-month period beginning January 1 and ending December 31 of such year.

         "SEPARATION" shall mean the separation of employment from the Company or a Participating Subsidiary or any of their Affiliates, as the case may be, of a participant, other than due to such participant's death, Disability or termination for cause pursuant to the terms set forth herein. For clarification, transfers of employment among the Company, any Participating Subsidiary and their Affiliates shall not be a "Separation" for purposes of this Plan.

         "VOLUNTARY DEFERRED COMPENSATION" shall have the meaning assigned to such term in Section 2.2.

      1.3 RULES OF INTERPRETATION. Whenever appropriate, words used herein in the singular may be read in the plural, or words used herein in the plural may be read in the singular; the masculine may include the feminine and the words "hereof," "herein" or "hereunder" or other similar compounds of the word "here" shall mean and refer to this entire Plan and not to any particular paragraph or section of this Plan unless the context clearly indicates to the contrary. The titles given to the various sections of this are inserted for convenience of reference only and are not part of this Plan and they shall not be considered in determining the purpose, meaning or intent of any provision hereof. Any reference in this Plan to a statute or regulation shall be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation.

                                   SECTION 2
                        DEFERRALS AND DEEMED INVESTMENTS

      2.1 ELIGIBILITY.

          (a) Employees eligible to participate in the Plan are any of the select group of management or highly compensated employees of the Company or its Participating Subsidiaries whose compensation or production otherwise exceeds a level deemed appropriate by the Committee and who are invited to become participants by the Committee.

          (b)  No  deferrals,   Company  Contributions  or  other  benefits  are
      available under the Plan, other than deferrals, Company Contributions or other benefits in respect of

              (i)  services   rendered  to  the  Company  or  its  Participating
         Subsidiaries by an employee of the Company or its Participating Subsidiaries who is a non-


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         resident  of Canada  for the  Income Tax Act  (Canada)  throughout  the period during which the services were rendered;

              (ii)  services  rendered  to  the  Company  or  its  Participating
         Subsidiaries  by an  employee  of  the  Company  or  its  participating
         Subsidiaries other than services that were primarily (a) rendered in Canada; (b) rendered in connection with a business carried on by the Company or its Participating Subsidiaries in Canada; or (c) a combination of services described in (a) and (b).

      2.2 ELECTION TO VOLUNTARILY DEFER COMPENSATION. Eligible employees may enroll in the Plan by electing to defer a percentage of their Gross Cash Compensation or such portion of their Gross Cash Compensation as the Committee may designate with respect to services to be rendered in the next succeeding year (the "Voluntary Deferred Compensation"). Elections must be made no later than December 31 of the year immediately preceding the year in which such Voluntary Deferred Compensation will be earned; provided, however, that subject to such changes as may be determined by the Committee, new employees of the Company or a Participating Subsidiary who are eligible to participate in the Plan shall have 30 days from such employee's hiring date to submit an Election Form for such Plan Year. FOR A GIVEN PLAN YEAR, AN ELECTION TO DEFER COMPENSATION IS IRREVOCABLE AFTER IT IS ACCEPTED BY THE COMMITTEE. An election by employees who are first eligible to participate in the Plan during a given year shall become effective as of the first day of the month following the date such Election Form is submitted.

      The Committee shall from time to time establish the maximum percentage of a participant's Gross Cash Compensation that he or she may elect to defer under the Plan. Deferred Compensation will be deferred by payroll reduction.

      2.3 MANDATORY DEFERRAL OF COMPENSATION. In connection with the designation of an employee of the Company or a Participating Subsidiary as an eligible participant under the Plan, the Committee, from time to time and in its sole and absolute discretion, may also designate a percentage of such participant's Gross Cash Compensation which must be deferred in accordance with the further provisions of this Plan, which shall constitute such participant's mandatory deferred compensation (the "Mandatory Deferred Compensation").

      2.4 ELECTION OF INVESTMENTS. Upon electing to participate in the Plan, each participant shall have the opportunity to choose the form of the hypothetical investment of his or her Deferred Compensation by electing to credit such deferrals for any Plan Year to one or more of the hypothetical investments established by the Committee. The available hypothetical investments are described in Section 3. If a participant fails to elect how deferrals are deemed to be invested, such Deferred Compensation shall be deemed to be invested at the Plan Interest Rate.

      Accounts for Plan participants will be established for bookkeeping purposes only and will not be considered as, or as evidence of the creation of, a trust fund or a transfer or other segregation of assets for the benefit of the Plan participants or their estates. Such accounts shall


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be established and credited with the appropriate  amounts as provided for in the
Plan as of the end of each business day, or in the case of any Company Contributions determined after the end of the Plan Year, on the last day of February following the end of the Plan Year. Amounts deemed credited to a participant's account in cash shall not be credited with interest, and shall not be deemed to be invested in any interest-bearing item.

      2.5 INTRA-PLAN TRANSFERS. Subject to such rules as the Committee, from time to time and in its sole and absolute discretion, may impose, a participant may elect to have all or a portion of his or her Voluntary Deferred Compensation and Mandatory Deferred Compensation hypothetical investments transferred to any other type of hypothetical investment (except that after the initial investment election, no transfer may be made into Company common shares, and Company Contributions in the form of Company common shares may not be transferred into or out of Company common shares). Participants may initiate an intra-Plan transfer by submitting a request in writing to the Company in such form as the Committee shall determine.

      2.6 COMPANY CONTRIBUTIONS. The Committee shall establish whether and the extent to which a participant who has elected to defer compensation pursuant to the terms of the Plan is eligible for additional contributions by the Company (the "Company Contributions"). If a participant is entitled to a Company Contribution, after the end of the Plan Year and at such other time as the Committee, in its sole discretion, shall determine, his or her account will be deemed to have been allocated the number of Company common shares, rounded down to the nearest share, resulting from dividing the amount of the Company Contribution by the closing price per Company common share on the NYSE as reported on the day of crediting. Fractional shares, if any, will be allocated to a participant's account as cash in an amount equal to the applicable fraction of a share multiplied by the closing price per Company common share on the NYSE as reported on the day of crediting. As determined in the sole discretion of the Committee, Company Contributions may be either:

               (a) a matching percentage of a participant's Deferred Compensation in excess of the Matching Threshold Amount. The Matching Threshold Amount and related Company Contributions may vary with certain performance-based measures established by the Participating Subsidiary, or such other performance factors as determined by the Committee. The Matching Threshold Amount will be based on a performance grid approved annually by the Committee and distributed to each participant; or

               (b) such other amount as determined by the Committee in its sole discretion.

                                   SECTION 3
                 INFORMATION CONCERNING INVESTMENT ALTERNATIVES

      3.1 COMPANY COMMON SHARES.

              (i) Company Common Shares. For any Plan Year, in connection with a participant's election to have a portion of his or her Deferred Compensation credited toward Company common shares, such participant's account shall be


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         deemed to have  been  allocated  the  number  of whole  Company  common shares, rounded down to the nearest share, resulting from dividing such portion of the participant's Deferred Compensation allocated to the investment in Company common shares and Company Contributions, if any, by the closing price per Company common share on the NYSE as reported on the day of crediting. Fractional shares, if any, will be allocated to a participant's account as cash in an amount equal to the applicable fraction of a share multiplied by the closing price per Company common share on the NYSE as reported on the day of crediting.

              Except as otherwise provided in the Plan, Deferred Compensation may be credited toward Company common shares only in connection with an original investment election or deferral.

              (ii) Dividends on Company common shares. At such times as the Company declares dividends on its common shares, an amount equal to the number of Company common shares credited to a participant's account on the record date multiplied by the declared dividend per share in U.S. dollars (such dividend to be calculated without taking into account any and all Canadian withholding taxes to which such dividend might be subject, if actually paid) will be credited, on the payment date, to such participant's account in cash (if dividends are paid in cash) or in Company common shares (if dividends are declared in common shares), or in such other property determined by the Committee.

              (iii) Additional Purchases of Company Common Shares. All amounts credited to a participant's account as a result of either (x) cash dividends or (y) fractional Company common shares, shall be deemed to have been used to purchase Company common shares daily, or on such other date as determined by the Committee in its sole discretion. No fractional shares shall be purchased. The number of additional Company common shares credited to each participant's account after the end of each day due to the hypothetical purchases described in this paragraph shall be equal to the number of whole Company common shares, rounded down, derived by dividing the total amount of cash credited to the participant's account as described in this Section 3.1 by the closing price per Company common share on the NYSE as reported on the date of the hypothetical purchase of the Company common shares credited to such participant's account under this Section 3.1. Any credited cash hereunder that would otherwise be deemed to have been used to purchase a fractional Company common share shall, instead, continue to be credited to the participant's amount in cash. No Company Contributions will be made in connection with the hypothetical purchases of Company common shares credited to a participant's account pursuant to this
         Section 3.1.


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      3.2 PLAN INTEREST RATE. Participants may elect to have all or a portion of their Deferred Compensation invested at an interest rate determined from time to time by the Committee (the "Plan Interest Rate").

      3.3 MUTUAL FUNDS.

               (i) Mutual Funds. Participants may elect to have all or a portion of their Deferred Compensation deemed invested in any of the mutual funds which have been selected by the Committee and may be replaced or eliminated from time-to-time at the discretion of the Committee (the "Mutual Funds"). Participants accounts will be allocated the number of units (including fractional units) of a Mutual Fund equal to the portion of his or her Deferred Compensation allocated to investments in Mutual Funds divided by the Mutual Fund Price.

               (ii) Interest or Dividends on Mutual Funds. At such times as interest or dividends are paid or other distributions are made in connection with a Mutual Fund (a "Fund Addition Date"), a determination will be made as to the number of units (including fractional units) of the Mutual Fund which will be credited to a participant's account as of the Fund Addition Date. On the Fund Addition Date, an amount equal to the number of units of the Mutual Fund credited to a participant's account multiplied by the amount of the interest or dividend per unit of the Mutual Fund will be credited to such participant's account, or other fund determined by the Committee. Interest payments or other distributions will be deemed reinvested in additional units of the Mutual Fund at prevailing market prices on the Fund Addition Date.

      3.4 VALUATION. The notional value of a participant's accounts will be updated daily to reflect any increases or decreases in the value of the participant's hypothetical investment.

      The account of a participant with a hypothetical investment in Mutual Funds will be debited by an amount representing a quarterly fee. The amount of the quarterly fee will be determined by multiplying the value of the participant's hypothetical investment in Mutual Funds, as described above, by a decimal, which for 2004 is 0.000625. The Committee shall from time to time review this calculation and may change the decimal factor used in this calculation.

                                   SECTION 4
                                     VESTING

      4.1 VESTING OF VOLUNTARY DEFERRED COMPENSATION. All Voluntary Deferred Compensation recorded in a participant's account shall be fully vested at all times.

      4.2 VESTING OF MANDATORY DEFERRED COMPENSATION AND COMPANY CONTRIBUTIONS. Mandatory Deferred Compensation and Company Contributions in a participant's account shall vest on the date or dates determined by the Committee, in its sole discretion. The Committee will announce any prospective change in the vesting schedule with respect to Company Contributions (and the related dividend additions, if any) prior to December 31 of the year


                                      -7-
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preceding each new Plan Year.  Unless  otherwise  amended by the Committee,  all time period measurements for the vesting schedules established by the Committee shall commence on January 1 of the Plan Year following the Plan Year in which a participant becomes eligible to receive a Company Contribution. Notwithstanding the foregoing, a participant's Mandatory Deferred Compensation and Company Contributions will immediately vest in full upon:

               (i) the death or Disability of such participant; or

               (ii) the one-year anniversary of such participant's Approved Retirement, subject to acceleration or modification by the Committee, unless the Committee has declared in writing to the participant that a particular Company Contribution will not be eligible.

      4.3 TERMINATION FOR CAUSE. Notwithstanding anything to the contrary in this Section 4, if a participant ceases to be employed by the Company, or any other affiliate of the Company at any time prior to the distribution of the investments described herein due to his or her gross or willful misconduct during the course of his or her employment, including theft or commission of a gross misdemeanor or felony, upon such participant's termination all of his or her Mandatory Deferred Compensation and Company Contributions will be forfeited, regardless of whether the vesting schedule has otherwise been satisfied with respect to such shares or assets, and the proceeds thereof will be deemed returned to the Company.

      4.4 TERMINATIONS DUE TO RESTRUCTURING. In the event a participant ceases to be employed by the Company, any Participating Subsidiary and any other affiliate of the Company due to an organizational restructuring (as determined in the sole discretion of the Committee), all Mandatory Deferred Compensation in such participant's account shall become vested, but all unvested Company Contributions shall be forfeited.

      4.5 FORFEITURES. Except as otherwise specifically set forth herein, all Company Contributions and Mandatory Deferred Compensation that are not vested on the participant's employment termination date shall be deemed forfeited, and such participant's account shall be appropriately reduced.

                                   SECTION 5
                                  DISTRIBUTIONS

      5.1 DISTRIBUTIONS. Except as otherwise described below, upon electing to participate in the Plan, a participant will also make an irrevocable election with respect to the timing of the payment of the amounts credited to such participant's account. Subject to this Section 5 and any other terms and conditions the Committee may impose, a participant may elect to have such distribution made either:

               (a) upon the earlier to occur of a specified date (which date must fall on the last day of a calendar quarter) or the date of his or her Separation; or

               (b) upon such Separation.


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      5.2 DISTRIBUTION DATES.

         (a) Distribution pursuant to the in-service election date. Distributions are made in a single payment as soon as practicable after the date selected by the participant, if the distribution is triggered by the in-service date selected by the participant on his or her Election Form (the "In-Service Payment Date").

         (b) Distribution pursuant to Separation prior to the In-Service Payment Date. Distributions are made in two annual installments if the distribution is triggered by the participant's Separation prior to the In-Service Payment Date selected by the participant on his or her Election Form. Such distributions will be made as soon as practicable after January 15 of the two Plan Years following the date of Separation. Upon Separation, the first installment shall be equal to 50% of all amounts deemed allocated to a participant's account on the date such account is valued for purposes of distributing the first payment date, and the second installment shall be equal to the remainder of all amounts deemed allocated to such participant's account on the date such account is valued for purposes of distributing the second payment date (in each case, less any amounts required to be withheld as described in Section 5.5). Distributions pursuant to this section shall be made pro-rata from all of a participant's hypothetical investments.

         (c) Distributions pursuant to an election to receive distributions upon Separation or Approved Retirement. Distributions will be made to the participant in two annual installments as soon as practicable after January 15 of each of the two Plan Years following the year of Separation in the manner described in
Section 5.2(b) if the participant has elected to have the distributions made upon Separation pursuant to Section 5.1(b); provided, however, that a participant shall be entitled to change, on a one-time basis only, such participant's Separation election with respect to an Approved Retirement to extend the number of post-Approved Retirement installment payments described above from two annual installments to three, four or five annual installments; and provided, further, that such change in his or her Approved Retirement election must be made at least twelve (12) months prior to the effective date of such participant's Approved Retirement. Distributions pursuant to this section shall be made pro-rata from all of a participant's hypothetical investments.

         (d)   Distributions   following  death  or  Disability.   Distributions
following death or Disability shall be made in a single payment to the participant or to his or her estate as soon as practicable after such event.

         (e) Other. The Committee reserves the right to distribute accounts and terminate participation of participants who transfer employment outside of the United States.

      5.3 FORM OF DISTRIBUTIONS.

         (a) Distributions of Company common shares.

              (i) All distributions of hypothetical investments in Company common shares will be in the form of Company common shares, less the number of common shares equal to the minimum amount of tax required to be withheld.

         Any Company common shares distributed under the Plan shall be Company common shares that have been previously issued and that are currently trading in the market, or subject to the approval of the Board of Directors of the Company and any required regulatory and shareholder approvals, authorized but previously unissued Company common shares;

              (ii) The value of each Company common share credited to a Participant's account shall be equal to the closing price per Company common share on the NYSE as reported for the business day following the applicable distribution date describe in section 5.2;

              (iii) All distributions shall be in the form of whole Company common shares. Fractional shares, if any, shall be distributed in cash.

         (b) Distributions of Investments in Mutual Funds. A Participant's hypothetical investment in mutual funds shall be distributed in cash, less the amount of cash needed to satisfy withholding requirements with respect to all applicable federal, state and local taxes. The value of a Participant's hypothetical investment in Mutual Funds shall be determined by multiplying the total number of units of the Mutual Fund credited to the participant's account by the Mutual Fund Price, in each case, measured as close as practicable to the distribution date set forth above.

         (c) Distributions of Investment in the Plan Interest Rate. A Participant's hypothetical investment in the Plan Interest Rate shall be distributed in cash, less the amount of cash needed to satisfy withholding requirements with respect to all applicable federal, state and local taxes.

         Notwithstanding Section 5.3(a), the Committee, in its sole and absolute discretion, may cause distributions with respect to a Participant's account to be made, at the Company's option, in Company common shares that have been previously issued and that are currently trading in the market, or, subject to the approval of the Board of Directors of the Company and any required regulatory and shareholder approvals, authorized but previously unissued shares; the value of all such shares shall be equal to the closing price per Company common share on the NYSE as reported for the business day following the applicable distribution date describe in section 5.2.

      5.4 DISTRIBUTIONS TO BENEFICIARIES. Distribution of the hypothetical investments recorded in the account of a participant who dies before payment to such participant is made shall commence or be made to such participant's beneficiary or the personal representative of the participant's estate as soon as practicable.

      5.5 DESIGNATION OF BENEFICIARY. Each participant shall have the right to designate in writing, in form satisfactory to the Committee, one or more beneficiaries to receive the unpaid balance of the participant's account in the event of such participant's death prior to receiving full distribution thereof, and may change or revoke any prior Beneficiary designation by a similar instrument in writing prior to his or her death. If a participant shall fail to designate a beneficiary or, having revoked a prior beneficiary designation, shall fail to designate a new beneficiary, or in the event the participant's beneficiary designation shall fail, in whole or in part, by reason of the prior death of a designated beneficiary or for any other cause, then the undistributed balance of the participant's accounts, or the portion thereof as to which such designation shall fall, as the case may be, shall be paid to the personal representative of the participant's estate.

      5.6 DISCLAIMERS BY BENEFICIARIES. A beneficiary entitled to a distribution of all or a portion of a deceased participant's accounts may disclaim his or her interest therein subject to the following requirements. To be eligible to disclaim, a beneficiary must be a natural person, must not have received a distribution of all or any portion of such accounts at the time such disclaimer is executed and delivered, and must have attained at least age twenty-one (21) years as of the date of the participant's death. Any disclaimer must be in writing and must be executed personally by the beneficiary before a notary public. A disclaimer shall state that the beneficiary's entire interest in the undistributed accounts is disclaimed or shall specify what portion thereof is disclaimed. To be effective, duplicate original executed copies of the disclaimer must be both executed and actually delivered to the Committee after the date of the participant's death but not later than one hundred eighty (180) days after the date of the participant's death. A disclaimer shall be irrevocable when delivered to the Committee. A disclaimer shall be considered to be delivered to the Committee only when actually received by the Committee. The Committee shall be the sole judge of the content, interpretation and validity of a purported disclaimer. Upon the filing of a valid disclaimer, the beneficiary shall be considered not to have survived the participant as to the interest disclaimed. A disclaimer by a beneficiary shall not be considered to be a transfer of an interest in violation of the provisions of Section 6 and shall not be considered to be an assignment or alienation of benefits in violation of any law prohibiting the assignment or alienation of benefits under this Plan. The Committee shall recognize no other form of attempted disclaimer.

      5.7 CERTAIN FEDERAL INCOME TAX CONSEQUENCES. Due to the complexity of the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), this summary of certain federal income tax consequences only sets forth the general tax principles affecting the Plan. These general tax principles are subject to changes which may be brought about by subsequent legislation or by regulations and administrative rulings, which may be applied on a retroactive basis. Participants may be subject to state or local income taxes as a result of their election to defer compensation pursuant to the Plan and should refer to the applicable laws in those jurisdictions.

      Neither the Company nor any Participating Subsidiary has obtained, and as a result of various provisions the Plan is not eligible for, a ruling from the Internal Revenue Service (the "IRS") regarding the federal income tax consequences associated with participation in the Plan. ACCORDINGLY, EACH PLAN PARTICIPANT SHOULD CONSULT HIS OR HER OWN TAX COUNSEL ON QUESTIONS REGARDING TAX LIABILITIES ARISING UPON ANY ELECTION TO DEFER COMPENSATION PURSUANT TO THE PLAN AND ANY DISTRIBUTIONS MADE TO SUCH PARTICIPANT PURSUANT TO THE PLAN.

      The Plan provides that the election to defer any portion of a participant's compensation is made prior to the performance of the personal services for the Company or any Participating Subsidiary to which the compensation relates. Accordingly, the Company believes that Plan participants are not expected to recognize either the deferred amounts or the Company Contributions as ordinary income for federal income tax purposes until such amounts are actually paid or distributed to them by the Company; provided, that, such amounts may still be subject to Federal Insurance Contribution Act ("FICA") taxes. Similarly, the Company is not expected to be allowed any income tax deduction on account of the Plan, except that the Company will be allowed such an income tax deduction in the amount that, and for its taxable year in which, a Plan participant recognizes ordinary income thereunder, to the extent such amount satisfies the general rules concerning deductibility of compensation. As described above and in "Tax Withholding" below, it is expected that the Company will be required to withhold or otherwise collect income and other payroll taxes upon such amounts as required under Section 3402 and certain other sections of the Code.

      5.8 TAX WITHHOLDING. All distribution payments will be treated as wages for tax purposes and therefore will be made net of all applicable income, FICA, payroll and other taxes required to be withheld. In connection with any event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company or any of its subsidiaries or affiliates relating to amounts under the Plan (including, without limitation, FICA tax), (i) a participant's employer may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a participant, whether or not pursuant to the Plan, or (ii) the Committee shall be entitled to require that the participant remit cash to the Company, his or her employer or any of its subsidiaries or affiliates (through payroll deductions or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligations.

      5.9 ERISA MATTERS. Although the Plan is not qualified under Section 401 of the Code, the Plan might be determined to be an "employee pension benefit plan" as defined by the Employment Retirement Income Security Act of 1974, as amended ("ERISA"). If the Plan is determined to be an "employee pension benefit plan," the Company believes that it constitutes an unfunded plan of deferred compensation maintained for a select group of management or highly compensated employees and, therefore, it is exempted from many ERISA requirements. A statement has been filed with the Department of Labor to comply with ERISA reporting and disclosure requirements.

                                   SECTION 6
                             SPENDTHRIFT PROVISIONS

      Neither any participant nor the personal representative of any participant shall have any transferable interest in the participant's account or any right to anticipate, alienate, dispose of, pledge or encumber the same prior to actual receipt of payments in accordance with the rules described in Section 4 and 5, nor shall the same be subject to attachment, garnishment, execution following judgment or other legal process instituted by creditors of the participant or any the personal representative of the participant.

                                   SECTION 7
                                 ADMINISTRATION

      7.1 THE COMMITTEE. The Plan will be administered by the U.S. Benefits Administrative Committee (the "Committee") appointed by the Senior Executive Vice President of Human Resources - Public Affairs of the Company. The Committee has the full power and sole discretionary authority to make all determinations provided for in the Plan, including, without limitation, promulgating rules and regulations as the Committee considers necessary or appropriate for the implementation and management of the Plan as well as rules to address potential conflicts of interest; provided, that, the Board of Directors of the Company also has the full power and discretionary authority to make determinations with respect to the Plan having the effect of materially increasing the cost of the Plan to the Company or any Participating Subsidiary, including, without limitation, decisions regarding Company Contributions and eligibility to participate in the Plan.

      7.2 CLAIMS PROCEDURE. If any participant or his or her estate is in disagreement with any determination that has been made for payment under this Plan, a claim may be presented to the Committee in accordance with procedures set forth in this Section 7.

      7.3 MAKING A CLAIM. The claim must be written and must be delivered to the Committee. Within 90 days after the claim is delivered, the claimant will receive either: (i) a decision or (ii) a notice describing special circumstances requiring a specified amount of additional time (but no more than 180 days from the day the claims as delivered) to reach a decision.

      If the claim is wholly or partially denied, the claimant will receive a written notice specifying: (i) the reasons for denial; (ii) the Plan provisions on which the denial is based; and (iii) any additional information needed in connection with the claim and the reason such information is needed. Notice of the claimant's right to request a review (as described in Section 7.4) will also be given to the claimant.

      7.4 REQUESTING REVIEW OF A DENIED CLAIM. A claimant may request that a denied claim be reviewed. The request for review must be written and must be delivered to the Committee within 60 days after claimant's receipt of written notice that the claim was denied. A request for review may (but is not required to) include issues and comments that the claimant wants considered in the review. The claimant may examine pertinent Plan documents by asking the Committee for such documents. Within 60 days after delivery of a request for review, the claimant will receive either: (i) a decision; or (ii) a notice describing special circumstances requiring a specified amount of additional time (but no more than 120 days from the day the request for review was delivered) to reach a decision.

      The decision will be in writing and will specify the Plan provisions on which it is based.

      7.5 IN GENERAL. All decisions on claims and on reviews of denied claims will be made by the Committee. The Committee also reserves the right to delegate its authority to make decisions. The Committee may, in its discretion, hold one or more hearings. If a claimant does not receive a decision within the specified time, the claimant should assume the claim was denied or re-denied on the date the specified time expired. The claimant may, at the claimant's own expense, have an attorney or other representative act on behalf of the claimant, but the Committee reserves the right to require a written authorization.

                                   SECTION 8
                          OTHER ADMINISTRATIVE MATTERS

      8.1 REPORTING. As soon as administratively feasible after each calendar quarter end, the Company will prepare and deliver to each participant a report showing (i) the amounts credited to the participant's account since the last report from the Company, and (ii) the amounts of any distributions made since the last report. At its discretion, the Company may prepare and deliver more frequent reports to Plan participants.

      8.2 PLAN OBLIGOR; STATUS AS UNSECURED GENERAL CREDITORS.

          (a) This section describes which entity is responsible for satisfaction of amounts payable to participants under the Plan (the "Plan Obligor"). The Company shall be the Plan Obligor with respect to distributions from all accounts; provided, however, that the participant's Participating Subsidiary shall be the Plan Obligor with respect to investments of Mandatory Deferred Compensation and related Company Contributions thereon, except as set forth in subsection (b) below.

          (b) The Company shall be the Plan Obligor with respect to all accounts of participants who are residents, for tax purposes, in California and Arizona during the Plan Year.

          (c) All participants are general unsecured creditors of the relevant Plan Obligor with respect to amounts payable pursuant to distributions from the accounts described in (a) and (b) above.

As such, participants and their estates shall not have any secured or preferred interest by way of trust, escrow, lien or otherwise in any specific assets, the Company, or any Participating Subsidiary. The Plan does not require that any hypothetical investments under this Plan be funded by the Company. If a Plan Obligor, in fact, elects to set aside monies or other assets to meet its obligations under the Plan (there being no obligation to do so) through the creation of a trust or otherwise, such monies or other assets shall be subject to the claims of its general creditors, and neither any participant nor any beneficiary of any participant shall have a legal, beneficial or security interest therein.

      8.3 DISCLAIMER OF EMPLOYMENT AND BONUS RIGHTS. The Plan is not a contract for employment and does not grant any employee the right to be retained in the employment of the Company or any participating subsidiary or to obtain any compensation. Upon dismissal or severance of employment, no participant shall have any right or interest under the Plan, other than as specifically provided herein.

      8.4 ADMINISTRATIVE EXPENSES OF THE PLAN. Participants will be responsible for all administrative expenses incurred with respect to this Plan and for all administrative expenses and other fees of this Plan (to the extent such expenses are not paid by the Company), including the costs of outsourced record-keeping (which expenses will be deducted proportionately among participant's accounts).

      8.5 NO COMPENSATION UNDER THE RBC-U.S.A. RETIREMENT AND SAVINGS PLAN. No amounts of Deferred Compensation and related Company Contributions, if any, credited to any account of a participant under the Plan shall constitute "recognized compensation" for purposes of the RBC-U.S.A. Retirement and Savings Plan, as such terms are defined in such plan, nor any other employee benefit plan of the Company or its subsidiaries or affiliates.

      8.6 VOTING RIGHTS. Participants' accounts under the Plan are bookkeeping accounts and, accordingly, Plan participants will not have any voting rights with respect to any common shares or any units or other interests in Mutual Funds deemed allocated to any Participant's account.

      8.7 GOVERNING LAW. This instrument has been executed and delivered in the State of Minnesota and has been drawn in conformity to the laws of that State to the extent not preempted by federal law and shall be construed and enforced in accordance with the laws of the State of Minnesota.

                                   SECTION 9
                            AMENDMENT OR TERMINATION

      9.1 AMENDMENTS TO AND TERMINATION OF PLAN. While the Company intends for the Plan to continue indefinitely, it may be amended or terminated at any time by the Committee or the Board of Directors of the Company or by the Company, including, without limitation (i) to ensure that neither the Plan Obligors nor the participants are subject to adverse Canadian or United States tax consequences and (ii) to modify the form of distribution of participants' accounts, provided, however, that no such amendment or termination shall have the effect of (i) reducing the vested portion of amounts already credited to a participant's account or (ii) extending the time of distribution of such participant's accounts, without the consent of such participant. In the event of a termination of the Plan, all accounts shall be deemed vested and amounts credited thereto shall be distributed to participants as soon as practicable.

      9.2 MERGER. The Committee may cause all or part of this Plan to be merged with all or a part of any other nonqualified deferred compensation plan maintained by any company. If the Committee agrees to such a merger, the Committee shall specify in writing the terms and conditions of such merger and may obtain such consents and agreements as it deems necessary or desirable.

      9.3 APPLICABILITY TO SUCCESSORS. This Plan shall be binding upon and inure to the benefit of the Company and to the extent that the Company is a Plan Obligor under the Plan for any accounts, the Participating Subsidiaries, their successors and assigns, each Participant and his or her personal representatives. If the Company becomes a party to any merger, consolidation or reorganization, this Plan shall remain in full force and effect as any obligation of the Company or its successors in interest.